As filed with the Securities and Exchange Commission on June 25, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	72-0487776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

842 West Sam Houston Parkway North, Suite 400 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Tidewater Inc. Amended and Restated 2021 Stock Incentive Plan

(Full title of the plan)

Daniel A. Hudson

Executive Vice President, Chief Legal Officer and Corporate Secretary

Tidewater Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

(713) 470-5300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Hillary H. Holmes

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002-6117

(346) 718-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This registration statement on Form S-8 (this “Registration Statement”) of Tidewater Inc. (the “Company” or the “Registrant”) is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 2,250,000 additional shares of the Registrant’s common stock, par value $0.001 per share, that may be issued under the Tidewater Inc. Amended and Restated 2021 Stock Incentive Plan (as amended from time to time, the “Plan”). This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 14, 2021 (Registration No. 333-257072), together with all exhibits filed therewith or incorporated therein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

As a corporation incorporated under Delaware law, the Company’s indemnification of its directors and officers is governed by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the rights of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s certificate of incorporation contains provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, applicable state and federal law, including the DGCL. The Company has also entered into an indemnification agreement (the “Indemnification Agreement”) with each of its directors and certain officers (each, an “Indemnitee”).

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) of a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) of a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) of a director for payments of unlawful dividends or unlawful stock purchases or redemptions, (4) of a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) of an officer in any action by or in the right of the corporation. The Company’s certificate of incorporation provides for such limitation of liability with respect to directors.

Also, the Indemnification Agreements provide, among other things, that the Company will, to the fullest extent permitted by Delaware law but subject to certain specific procedures, conditions, and limitations, indemnify each Indemnitee against expenses, judgments, fines, amounts paid in settlement, and other losses paid or incurred by the Indemnitee if, by reason of such Indemnitee’s status as a director or officer of the Company, such Indemnitee was or is a party to, or can reasonably expect to be made a party to or otherwise involved in, any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative. The Indemnification Agreements also provide that the Company will indemnify each Indemnitee against expenses paid or incurred by the Indemnitee if, by reason of such Indemnitee’s status as a director or officer of the Company, such Indemnitee was or is involved solely as a witness. In addition, the Indemnification Agreements provide for the advancement of expenses incurred by each Indemnitee, subject to certain conditions and exceptions, in connection with any proceeding covered by the Indemnification Agreements.

The Plan further provides that no member of the Company’s Board of Directors (the “Board”) or the Compensation & Human Capital Committee or Nominating & Corporate Governance Committee of the Board, nor any employee or agent of the Company to whom authority under the Plan is delegated (each such person, an “Indemnifiable Person”), will be liable for any action taken or omitted or any determination made with respect to the Plan or any award thereunder (unless constituting fraud or a willful criminal act or willful criminal omission). Each Indemnifiable Person will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be involved as a party, witness, or otherwise by reason of any action taken or omitted or determination made under the Plan or any award thereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company will advance any such expenses promptly upon written request.

The Company also maintains standard policies of insurance under which coverage is provided to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to the Company with respect to payments which may be made by the Company to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Tidewater Inc. dated July 31, 2017 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on July 31, 2017, File No. 1-6311).

4.2	Second Amended and Restated By-Laws of Tidewater Inc. (filed with the Commission as Exhibit 3.2 to the Company’s Registration Statement on Form 8-A on November 15, 2018, File No. 1-6311).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages of this Registration Statement).

99.1	Tidewater Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 21, 2021, File No. 1-6311).

99.2	First Amendment to Tidewater Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 18, 2026, File No. 1-6311).

107.1*	Filing Fee Table.

*	Filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2026.

TIDEWATER INC.

By:	/s/ Daniel A. Hudson
Daniel A. Hudson
Executive Vice President, Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel A. Hudson, Quintin V. Kneen, Samuel R. Rubio and Piers D. Middleton, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2026.

Signature	Title

/s/ Quintin V. Kneen	President, Chief Executive Officer and Director
Quintin V. Kneen	(Principal Executive Officer)

/s/ Samuel R. Rubio	Executive Vice President and Chief Financial Officer
Samuel R. Rubio	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dick H. Fagerstal	Chairman of the Board
Dick H. Fagerstal

/s/ Melissa Cougle	Director
Melissa Cougle

/s/ Louis A. Raspino	Director
Louis A. Raspino

/s/ Robert E. Robotti	Director
Robert E. Robotti

/s/ Kenneth H. Traub	Director
Kenneth H. Traub

/s/ Lois K. Zabrocky	Director
Lois K. Zabrocky